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                                                                     EXHIBIT 5.1

                  [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]

                                January 7, 1997

(714) 451-3800                                                     C 05281-00009

A.H. Belo Corporation
400 South Record Street
Dallas, Texas 75202

     Re: Registration Statement on Form S-4

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-4, Registration No. 333-______ (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), filed by A. H. Belo Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on January 7, 1997. The Registration Statement covers 25,600,000 shares of the Company's Series A Common Stock, par value $1.67 per share, and associated rights to purchase one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock, par value $1.00 per share (collectively, the "Shares"), to be issued in connection with the transactions contemplated by that certain Amended and Restated Agreement and Plan of Merger, dated as of September 26, 1996 (the "Merger Agreement"), among the Company, A H Finance Company, a Delaware corporation and direct, wholly-owned subsidiary of the Company, and The Providence Journal Company, a Delaware corporation ("Providence Journal").

     We have examined the originals or certified copies of such records of the Company, certificates of officers of the Company and/or public officials and such other documents (including the Merger Agreement) as we have considered relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified copies and the authenticity of the originals of such copies.

     Based upon our examination mentioned above, subject to the assumptions stated above and relying on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been duly authorized for issuance and that the Shares, when issued in accordance with the terms of the Merger Agreement, will have been validly issued and will be fully paid and nonassessable.

     The Company is a Delaware corporation. We are not admitted to practice in Delaware. However, we are generally familiar with the Delaware General Corporation Law and have made such review thereof as we consider necessary for the purpose of this opinion. Subject to the foregoing, this opinion is limited to Delaware and United States federal law.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to our firm appearing under the captions "THE MERGER -- Background," "THE MERGER -- Certain Federal Income Tax Consequences," "LEGAL MATTERS" and "THE MERGER AGREEMENT -- Conditions to the Merger" in the Prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.

                                            Very truly yours,

                                            /s/  GIBSON, DUNN & CRUTCHER LLP